Exhibit 8.1

SUBSIDIAIRES OF WEBUY GLOBAL LTD.

Subsidiaries	Place of Incorporation	Incorporation Date	Percentage Ownership	Parent Company
New Retail International Pte. Ltd.	Singapore	November 23, 2018	100%	WEBUY GLOBAL LTD
The Shopaholic Bear Ltd.	Singapore	April 6, 2021	100%	New Retail International Pte. Ltd.
Bear & Bear Pte. Ltd.	Singapore	November 2, 2021	100%	New Retail International Pte. Ltd.
PT Webuy Social Indonesia	Indonesia	May 5, 2020	95%	New Retail International Pte. Ltd.
Webuy Travel Pte. Ltd.	Singapore	November 15, 2022	100%	New Retail International Pte. Ltd.
PT Buah Kita Retail	Indonesia	October 23, 2023	100%	PT Webuy Social Indonesia
PT Webuy Travel Indonesia	Indonesia	October 23, 2023	100%	PT Webuy Social Indonesia
Webuy Advisory Pte. Ltd.	Singapore	February 2, 2024	100%	New Retail International Pte. Ltd.
PT Webuy Prime Indonesia	Indonesia	October 16, 2024	99%	New Retail International Pte. Ltd
PT Travel With Webuy	Indonesia	September 30,2024	99%	New Retail International Pte. Ltd